Exhibit 99.1

For More Information, Contact:

James E. Fickenscher/CFO	William Q. Sargent Jr./ VP IR
Auxilium Pharmaceuticals, Inc.	Auxilium Pharmaceuticals, Inc.
(484) 321-5900	(484) 321-5900
jfickenscher@auxilium.com	wsargent@auxilium.com

Auxilium Pharmaceuticals, Inc. Announces

Second Quarter 2008 Financial Results and Operational Highlights

Positive Clinical Results in Dupuytren’s Contracture Expected to Keep XIAFLEX™ on Track

for BLA Submission in Early 2009

Testim® Net Revenues Reach Record $30.9MM, 32% Year-over-Year Growth

MALVERN, PA, (July 31, 2008) — Auxilium Pharmaceuticals, Inc. (NASDAQ: AUXL), a specialty biopharmaceutical company, today announced financial results and operational highlights for the quarter ended June 30, 2008. For the second quarter of 2008, Auxilium reported net revenues of $30.9 million compared to net revenues of $23.3 million in the second quarter of 2007.

“I’m extremely proud of our accomplishments in the second quarter. We believe that the positive CORD I and II clinical trial results demonstrate that XIAFLEX™ has the potential to revolutionize the treatment of Dupuytren’s contracture. For the remainder of 2008, we intend to focus on completing the clinical follow-up required in our on-going phase III studies and preparing for submission of a Biologics License Application for XIAFLEX for this indication, which we expect to achieve in early 2009,” said Armando Anido, Chief Executive Officer and President of Auxilium. “Additionally, in the second quarter, Testim continued to demonstrate strong growth in sales, market share and prescription demand. The Auxilium team has delivered another quarter of outstanding results and I’d like to congratulate all of our employees who contributed to our success.”

Second Quarter Operational Highlights:

XIAFLEX:

•

In June, Auxilium announced positive top-line efficacy and safety results from its CORD I and II phase III clinical trials for XIAFLEX in the treatment of Dupuytren’s contracture. Sixty-four percent of patients in the pivotal CORD I trial successfully met the primary endpoint, a reduction in the angle of the patient’s primary joint contracture to less than or equal to 5 degrees of normal, as measured by digital goniometry, 30 days after the last injection. By comparison only 6.8% of patients who were randomized to placebo achieved this endpoint (p<0.001).

•

The Company also announced in June that its 16 patient pharmacokinetic study demonstrated that XIAFLEX does not result in systemic exposure, since no measurable levels of XIAFLEX were detected in patients’ plasma from 5 minutes through 30 days after injection of XIAFLEX into a Dupuytren’s cord.

•	Auxilium signed a supply agreement with Hollister-Stier Laboratories LLC to provide fill-finish capabilities for commercial batches of XIAFLEX.

•

The Company received feedback from the U.S. Food and Drug Administration (FDA) on the phase IIb trial protocol for XIAFLEX in Peyronie’s disease and expects to dose the first patient in the third quarter of 2008.

•

Auxilium also received a written communication from the FDA that confirmed that XIAFLEX material manufactured in the Company’s Horsham facility is considered to be comparable to the material produced by the Company’s former development partner, Cobra Biomanufacturing Ltd. XIAFLEX material manufactured by Cobra was used in the double-blind stage of the CORD I and II clinical trials.

TESTIM:

•

According to IMS, 129,000 total prescriptions for Testim, which was the Company’s highest quarterly level, were dispensed in the second quarter of 2008, representing a 26.0% growth over the second quarter of 2007.

•	Testim ended the month of June with a 21.9% share of total prescriptions for testosterone gels, up from 19.7% at the end of June 2007, according to IMS.

•	Total prescriptions within the gel segment of the testosterone replacement therapy market in the U.S. grew 13.1% versus the second quarter of 2007, according to IMS.

•	Auxilium continues to enroll patients in its Testim registry in the U.S. (TRiUS) to evaluate short and long term outcomes of testosterone replacement therapy.

FENTANYL TRANSMUCOSAL FILM:

•	The Company initiated a phase I pharmacokinetic study of Fentanyl for pain management using its in-licensed and patented transmucosal film delivery system.

COMPANY HIGHLIGHTS:

•	The Company has been nominated again by The Philadelphia Business Journal as one of the "10 Best Places to Work" in the greater Philadelphia area.

•

Dr. Wayne Herber joined the Company in the newly created position of Vice President, Process Development. Dr. Herber has over 20 years of experience in the biological process sciences area primarily at Merck in the vaccines division. Dr. Herber has a PhD in microbiology from Rutgers University. His years of experience have included process development, technology transfer, analytical development and formulation development.

Second Quarter 2008 Financial Results:

For the quarter ended June 30, 2008, Auxilium reported net revenues of $30.9 million compared to net revenues of $23.3 million in the second quarter of 2007. Total Testim units sold to our customers exceeded Testim units estimated by IMS on a prescription basis during the second quarter of 2008. We estimate that this resulted in incremental sales during the quarter of approximately $0.8 million in net revenues. Shipments of Testim to our ex-U.S. partners in the second quarter of 2008 were $0.4 million, compared to $0.6 million of shipments to these partners in the second quarter of 2007. The net loss for the second quarter of 2008 was $11.7 million, or $(0.29) per share, compared to a net loss of $10.0 million, or $(0.27) per share, reported for the second quarter of 2007. Net loss for the second quarter of 2008 includes total stock-based compensation expense of $2.8 million, compared to $1.5 million for the second quarter of 2007.

Gross margin on net revenues was 76.0% for the quarter ended June 30, 2008 compared to 74.8% for the comparable period in 2007. Gross margin reflects the cost of product sold as well as royalty payments made to the Company’s licensor on the sales of Testim. The increase in the gross margin rate reflects the impact of year-over-year price increases on U.S. Testim revenues, and the decline in lower margin international product shipments.

Research and development spending for the quarter ended June 30, 2008 was $13.4 million, compared to $9.7 million for 2007. The increase in research and development costs was primarily due to increased spending for clinical development of XIAFLEX and preparing for the BLA filing through headcount additions.

Selling, general and administrative expenses totaled $22.2 million for the quarter ended June 30, 2008 compared with $18.5 million for the year-ago quarter. The increase was primarily due to higher investment in promotional spending for Testim, pre-launch investments for XIAFLEX, and higher stock-based compensation expense.

As of June 30, 2008, Auxilium had $48.8 million in cash and cash equivalents compared to $56.9 million on March 31, 2008.

Conference Call

Auxilium will hold a conference call today, July 31, 2008 at 10:00 a.m. EDT, to discuss second quarter 2008 financial results and operational highlights. The conference call will be simultaneously web cast on Auxilium’s web site and archived for future review until August 31, 2008.

Conference call details:
Date:	Thursday, July 31, 2008
Time:	10:00 a.m. EDT
Dial-in (U.S.):	866-831-6243
Dial-in (International):	617-213-8855
Web cast:	http://www.auxilium.com
Passcode:	Auxilium

To access an audio replay of the call:
Access number (U.S.):	888-286-8010
Access number (International):	617-801-6888
Replay Passcode #:	19700927

About Auxilium

Auxilium Pharmaceuticals, Inc. is a specialty biopharmaceutical company with a focus on developing and marketing to urologists, endocrinologists, orthopedists and select primary care physicians. Auxilium markets Testim® 1%, a topical testosterone gel, for the treatment of hypogonadism through its approximately 190-person sales and marketing team. Auxilium has five projects in clinical development. XIAFLEXTM (clostridial collagenase for injection), formerly referred to as AA4500, is in phase III of development for the treatment of Dupuytren’s contracture and is in phase II of development for the treatment of Peyronie’s disease and Frozen Shoulder syndrome (Adhesive Capsulitis). Auxilium’s transmucosal film product candidate for the treatment of overactive bladder (AA4010) is in phase I of development. The Company is currently seeking a partner to further develop this product candidate. Auxilium also has one pain product using its transmucosal film delivery system in phase I of development. Auxilium has rights to seven additional pain products and products for hormone replacement and urologic disease using its transmucosal film delivery system. Auxilium also has options to all indications using XIAFLEX for non-topical formulations. For additional information, visit http://www.auxilium.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

In addition to historical facts or statements of current condition, this release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of The Private Securities Litigation Reform Act of 1995, including statements regarding

•	the commencement of a phase IIb clinical study for XIAFLEX for the treatment of Peyronie’s disease;

•	the timing of the filing of a Biologics License Application with the U.S. Food and Drug Administration for XIAFLEX for the treatment of Dupuytren’s contracture;

•	the interpretation of clinical results;

•	the potential for XIAFLEX to revolutionize the treatment of Dupuytren’s contracture.

Forward-looking statements often address Auxilium’s expected future financial position, prospects or business strategy and plans and objectives of management for future operations, and often contain the words “believe,” “may,” “could,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” and “potentially,” and similar expressions. Forward-looking statements provide Auxilium’s current expectations or forecasts of future events. Auxilium’s performance and financial results could differ materially from those reflected in these forward-looking statements due to:

•	the success of research and development activities;

•	the performance of third-party manufacturers and suppliers;

•	decisions by regulatory authorities as to whether and when to approve drug applications;

•	decisions by regulatory authorities as to whether and when to proceed to the next phase of clinical trials;

•	difficulties or delays in manufacturing;

•	competition from currently marketed products, generic products, and new products;

•	legislative and regulatory action in the jurisdictions in which Auxilium markets or seeks to market its products;

•	claims and concerns that may arise regarding the safety or efficacy of its products; and

•	increase in costs or expenses.

A more detailed list and description of the risks and uncertainties that Auxilium faces may be found under the heading “Risk Factors” in Auxilium’s Annual Report on Form 10-K for the year ended December 31, 2007 which is on file with the Securities and Exchange Commission. Given these risks and uncertainties, any or all of the forward-looking statements contained in this release may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Auxilium undertakes no obligation to update publicly any forward-looking statement.

-Tables to Follow-

AUXILIUM PHARMACEUTICALS, INC.

Condensed Consolidated Statement of Operations

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Net revenues	$30,901	$23,340	$58,019	$41,760

Operating expenses:
Cost of goods sold	7,409	5,872	13,409	10,950
Research and development*	13,435	9,711	26,628	18,422
Selling, general and administrative*	22,173	18,503	43,193	35,709

Total operating expenses	43,017	34,086	83,230	65,081

Loss from operations	(12,116)	(10,746)	(25,211)	(23,321)
Interest income (expense), net	390	724	1,171	1,426
Other income (expense), net	—	—	—	(3)

Net loss	$(11,726)	$(10,022)	$(24,040)	$(21,898)

Basic and diluted net loss per common share	$(0.29)	$(0.27)	$(0.59)	$(0.60)

Weighted average common shares outstanding	41,050,599	36,724,292	40,888,477	36,253,591

__________
* includes the following amounts of stock-based compensation expense:
Research and development	$648	$272	$1,164	$494
Selling, general and administrative	2,128	1,187	3,725	2,146

AUXILIUM PHARMACEUTICALS, INC.

Selected Consolidated Balance Sheet Data

(In thousands)

(Unaudited)

	June 30, 2008	December 31, 2007
Cash and cash equivalents	$48,822	$70,290
Short-term investments	—	5,800
Working capital	38,138	64,861
Long-term investments	3,940	—
Total assets	94,857	106,979
Other long-term liabilities	10,985	11,166
Total stockholders’ equity	47,633	64,016

CONTACT:

James E. Fickenscher

Chief Financial Officer, Auxilium Pharmaceuticals, Inc.

+1-484-321-5900

jfickenscher@auxilium.com

or

William Q. Sargent Jr.

Vice-President, Investor Relations and Corporate Communications

+1-484-321-5900

wsargent@auxilium.com